Exhibit 99.1

AMAG Pharmaceuticals Appoints Scott Myers as President and Chief Executive Officer

WALTHAM, Mass., April 28, 2020 – AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today announced that its Board of Directors has appointed Scott Myers as AMAG’s President and Chief Executive Officer, and member of the Board, effective immediately. Mr. Myers succeeds William Heiden, who is stepping down from such roles in light of Mr. Myers’ appointment.

“Scott is a seasoned leader with exceptional experience, skill set and passion, and it became evident to the Board through its rigorous search that Scott is the ideal candidate to lead AMAG forward,” said Gino Santini, Chairman of AMAG’s Board. “Scott’s track record of success, coupled with his experience leading companies with development stage and commercialized assets, uniquely positions him to lead the Company. The Board is confident that Scott will maximize AMAG’s strengths and proven capabilities and enable the Company to better serve patients.”

Mr. Santini added, “The Board of Directors would like to thank Bill for his dedication and leadership over the past eight years. We appreciate Bill’s contributions to AMAG and we wish him the best in his future endeavors.”

Mr. Myers is a proven executive who brings nearly three decades of global pharmaceutical and medical technology experience to AMAG. Mr. Myers most recently served as Chairman and Chief Executive Officer of Rainier Therapeutics, a clinical-stage biotechnology company focused on metastatic bladder cancer. Prior to joining Rainier, Mr. Myers served as Chief Executive Officer, President and as a director of Cascadian Therapeutics Inc. Mr. Myers also served as Chief Executive Officer of Aerocrine AB, a medical device company from 2011 to 2015. While at the helm of these companies, Mr. Myers drove transformation that maximized growth and delivered significant long-term value.

“AMAG is at a pivotal point in its evolution and I look forward to working with AMAG’s Board, its leadership team and its dedicated employees to advance the strategic plan, further define the Company’s future, optimize its current products and bring innovative therapies to patients in need,” said Mr. Myers. "We have a significant opportunity ahead of us to unlock the potential of AMAG’s pipeline and leverage its existing commercial strengths to drive long-term growth and shareholder value.”

Mr. Myers is currently an independent director of Selecta Biosciences where he serves as the Chair of the Compensation and Benefits Committee, as well as a member of the Nominating and Governance Committee. Mr. Myers also serves as an independent director for Harpoon Therapeutics, a clinical stage biotechnology company where he serves on the Audit Committee. Mr. Myers began his career in management consulting and then moved into the pharmaceutical industry through senior leadership roles at Johnson & Johnson, DOV Pharmaceuticals and UCB.

Mr. Myers holds a Bachelor of Arts in Biology from Northwestern University in Evanston, Illinois, and a Master of Business Administration from The University of Chicago Graduate School of Business (Booth) in Chicago, Illinois.

Inducement Equity Awards
The Board of Directors of AMAG approved an inducement award to Mr. Myers of an option to purchase 1,000,000 shares of common stock. The option will have an exercise price equal to the closing price of AMAG’s common stock on the grant date and will be exercisable in four equal annual installments beginning on the first anniversary of April 28,2020 (the grant date). The option will have a ten-year term and be subject to the terms and conditions of the stock option agreement pursuant to which the option will be granted. This equity award will be granted without stockholder approval as inducements material to the employee entering into employment with AMAG in accordance with NASDAQ Listing Rule 5635(c)(4).

ABOUT AMAG
AMAG is a pharmaceutical company focused on bringing innovative products to patients with unmet medical needs. The company does this by leveraging its development and commercial expertise to invest in and grow its pharmaceutical products across a range of therapeutic areas. For additional company information, please visit www.amagpharma.com.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking information about AMAG within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, expectations of the Board of Directors that Mr. Myers’ experience and skills will maximize the value of AMAG’s strengths and capabilities and enable the Company to better serve patients; AMAG’s expectations for the leadership transition, including expectations and beliefs regarding AMAG’s ability to successfully achieve benefits from the appointment of Mr. Meyers as President and Chief Executive Officer; and Mr. Myers’ expectations that AMAG will advance its strategic plan, optimize its current products and bring innovative therapies to patients and unlock the potential of AMAG’s pipeline and leverage its existing commercial strengths to drive long-term growth and shareholder value are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, the risk that AMAG will be unable to successfully achieve the anticipated benefits from the appointment of Mr. Myers are Chief Executive Officer and President, as well as those risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2019, and subsequent filings with the SEC, which are available at the SEC’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward‐looking statements.

AMAG Pharmaceuticals® is a registered trademark of AMAG Pharmaceuticals, Inc.

AMAG CONTACTS:
Investors:
Linda Lennox
908-627-3424

Media:
Sarah Connors

(781) 296-0722

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